Hawk Announces First Quarter 2005 Results

•	Net sales increase 19.6% setting quarterly record

•	Income from operations up 15.8%

•	Income from operations before previously disclosed charges up 31.3%

CLEVELAND, Ohio – May 3, 2005 – Hawk Corporation (AMEX:HWK) announced today that for the first quarter ended March 31, 2005, it had net sales of $72.1 million, an increase of $11.8 million or 19.6%, from $60.3 million in the comparable prior year period. Income from operations for the first quarter of 2005 increased $0.9 million, or 15.8%, to $6.6 million from $5.7 million in the comparable prior year period.

Included in the Company’s income from operations in the first quarter of 2005 are $0.7 million of restructuring costs relating to the previously announced move of one of its friction products manufacturing facilities to Oklahoma and $1.1 million of charges related to the previously disclosed forgiveness of the remaining balance of shareholder loans outstanding. In the first quarter of 2004, income from operations included loan forgiveness costs of $0.7 million. Operating income before these charges was $8.4 million in the first quarter of 2005, an increase of 31.3%, or $2.0 million, from $6.4 million in the comparable prior year period.

Net sales in the first quarter of 2005 were $72.1 million, a new quarterly record for the Company, compared to $60.3 million in the comparable prior year period. Double digit percentage increases were posted in each of the Company’s business segments, with sales increases of 25.1% in the friction products segment, 10.7% in the precision components segment and 16.7% in the performance racing segment. The effect of foreign currency exchange rates accounted for 1.2% of the total 19.6% net sales increase during the quarter.

In the first quarter of 2005, the Company’s net sales benefited from new business awards and continued improved economic conditions in most of the Company’s end markets, particularly in construction, heavy truck, specialty friction, fluid power, aerospace and automotive.

Income from operations in the first quarter of 2005 increased to $6.6 million compared to $5.7 million in the comparable period of 2004. The improved operating income was primarily the result of increased sales volumes, product mix and continued implementation of lean manufacturing and cost reduction programs throughout the organization. This improvement in operating income occurred despite the restructuring and loan forgiveness costs.

The Company reported income from continuing operations, after income taxes, of $1.9 million, or $0.20 per diluted share, for the first quarter of 2005 compared to $1.8 million, or $0.20 per diluted share in the comparable prior year period. The reported income from continuing operations, after income taxes of $0.20 per diluted share includes loan forgiveness costs of $1.1 million ($0.7 million, net of tax), or $0.08 per diluted share, and restructuring costs relating to the move of one of its friction products manufacturing facilities of $0.7 million ($0.5 million, net of tax), or $0.05 per diluted share. In the first quarter of 2004, the Company reported income from continuing operations, after income taxes of $0.20 per diluted share including a charge of $0.7 million ($0.5 million net of tax), or $0.05 per diluted share, in loan forgiveness costs associated with a partial forgiveness of shareholder loans.

The first quarter 2005 results reflected the Company’s full year anticipated effective tax rate of 50.9%. This rate is higher than the 39.0% used by the Company to compute its effective tax rate in the first quarter of 2004. However, the 2005 full year anticipated effective tax rate of 50.9% compares favorably to the Company’s 2004 full year effective tax rate of 66.1%. The decrease in the full year effective tax rate for 2005 is substantially driven by the impact of tax rate differences on the expected full year foreign income and domestic losses to be incurred by the Company in 2005 as well as the impact on the effective tax rate of the repayment by the Company of certain state tax credits in 2004.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “I am pleased with our first quarter results as we continue to exert our leadership position in the markets that we serve. Our end markets remain strong, we continue to gain market share with the introduction of new products and the roll out of new technology initiatives in both our friction products and precision component businesses, providing us significant new sales opportunities and customer relationships as we look forward through 2005 and beyond.”

Business Segment Results

Net sales in the friction products segment for the first quarter ended March 31, 2005 increased $8.9 million, or 25.1%, to $44.4 million from $35.5 million in the comparable prior year period. Primary drivers of the sales increase were new product introductions in the construction and heavy truck markets, strong economic growth in the Company’s global construction, heavy truck and aerospace markets, increased sales to the aftermarket and to a lesser extent, favorable foreign currency exchange rates. The effect of foreign currency exchange rates on the friction segment net sales accounted for 2.0% of the 25.1% increase during the quarter.

For the first quarter ended March 31, 2005, income from operations in the friction products segment increased $1.1 million, or 28.2%, to $5.0 million from $3.9 million in the comparable prior year period. The increase was the result of improved sales volumes in most of the markets served by the segment which provided a higher absorption of fixed manufacturing costs. The gains were partially offset by increased operating costs to support the higher sales activity and restructuring costs of $0.7 million related to the plant relocation. As a percentage of net sales, the segment’s operating margin improved to 11.3% for the three months ended March 31, 2005 from 11.0% in the comparable prior year period.

In the Company’s precision components segment, net sales for the three months ended March 31, 2005, were up $2.2 million, or 10.7%, to $22.8 million from $20.6 million in the comparable prior period. The segment net sales increases were driven by improvements primarily in the pump and motor and automotive markets during the quarter.

Income from operations in the precision components segment in the first quarter of 2005 was $1.1 million compared to $1.3 million in the comparable prior year period, a decrease of 15.4%. The decrease was primarily the result of start-up activities associated with the Company’s implementation of its new technology equipment, production inefficiencies in one of its plants and outsourcing costs as a result of the sales volume increases during the quarter as well as continued support of the segment’s early stage facility in China. As a percentage of net sales, the segment’s operating margin declined to 4.8% in the first quarter of 2005 compared to 6.3% for the comparable period of 2004.

In the Company’s performance racing segment, net sales for the quarter ended March 31, 2005 increased 16.7% to $4.9 million from $4.2 million in the prior period. For the quarter ended March 31, 2005, income from operations in the performance racing segment was flat at $0.5 million compared to the prior year period.

Working Capital and Liquidity

As of March 31, 2005 working capital increased by $5.1 million from December 31, 2004 levels. The increase was largely the result of growth in the Company’s accounts receivable and inventory as a result of the higher sales and production volumes during the first quarter of 2005 and increased inventory requirements to support the move to the Company’s new facility in Oklahoma.

Business Outlook

“The momentum that we experienced in new business awards that resulted in such strong net sales growth in the first quarter of 2005 is expected to continue in the second quarter of 2005,” stated Mr. Weinberg. “As a result, we believe our net sales in the second quarter of 2005 will grow between 12% and 14% over the comparable period in 2004 achieving net sales of between $71.0 million and $72.5 million as compared to actual net sales of $63.4 million in the second quarter of 2004.”

Despite the restructuring costs relating to the previously announced move of one of its friction manufacturing facilities to Oklahoma, which are expected to be approximately $1.3 million in the second quarter of 2005 as compared to $0.2 million in the second quarter of 2004, the Company expects income from operations to be approximately $6.3 million, an increase of approximately 3% from income from operations reported in the second quarter of 2004 of $6.1 million. Excluding these charges, income from operations in the second quarter of 2005 will increase approximately 21% from the comparable quarter of 2004.

The Company continues to reaffirm its previously issued full year guidance of net sales increasing 10% to 12% over 2004 levels, and income from operations, after giving effect to the charges relating to the relocation into its newly constructed manufacturing facility to increase by 7% to 9% when compared to 2004.

Full year costs associated with the relocation project remain unchanged from the Company’s previously issued guidance of $4.0 million to $4.5 million, and the project remains on plan for completion in 2005.

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment, recreational and performance automotive vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools, trucks and telecommunications equipment. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,700 employees at 17 manufacturing, research, sales and administrative sites in 6 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales, market share, foreign operations, working capital and other statements that involve risks and uncertainties. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the ability of the Company to meet the terms of its credit facilities, including the numerous financial covenants and other restrictions; the Company’s vulnerability to adverse general economic and industry conditions and competition; the Company’s ability to effectively utilize all of its manufacturing capacity as the industrial and commercial end-markets it serves improve; the ability to hire and train qualified people at the Company’s new friction products facility; the ability to transfer production to the new facility and commence production at the new facility without causing customer delays or dissatisfaction; the ability to achieve the projected cost savings at the new facility, including whether the cost savings can be achieved in a timely manner; higher than anticipated costs related to the relocation of the friction products segment facility and the sale of the Company’s motor segment; whether or not the Company’s motor segment will be sold and if sold whether the sale can take place in the time or at the price projected by the Company; the impact on the Company’s gross profit margins as a result of changes in product mix; the ability of the Company to begin generating profits from its facilities in China and to turn a profit at its start-up metal injection molding operation; the effect of the transfer of manufacturing to China and other lower wage locations by other manufacturers who compete with the Company; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; the ability of the Company to successfully negotiate new agreements, as they expire, with its unions representing certain of its employees, on terms favorable to the Company without experiencing work stoppages; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; the continuity of business relationships with major customers; and the ability of the Company’s aircraft component products to meet stringent Federal Aviation Administration criteria and testing requirements.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2004, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing the first quarter 2005 results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Tuesday, May 3, 2005 at 1:30 p.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Joseph J. Levanduski, CFO
(216) 861-3553
Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004
Net sales	$72,071	$60,295
Cost of sales	53,385	44,571

Gross profit	18,686	15,724
Selling, technical and administrative expenses	11,206	9,828
Restructuring costs	731
Amortization of intangibles	184	184

Total expenses	12,121	10,012
Income from operations	6,565	5,712
Interest expense	(2,616)	(2,528)
Interest income	10	13
Other expense, net	(151)	(322)

Income from continuing operations before income taxes	3,808	2,875
Income tax provision	1,937	1,120

Income from continuing operations, after income taxes	1,871	1,755
Income from discontinued operations, net of tax	73	5

Net income	$1,944	$1,760

Diluted earnings per share:
Earnings from continuing operations, after income taxes	$0.20	$0.20
Discontinued operations	0.01	0.00

Net earnings per diluted share	$0.21	$0.20

Fully diluted shares outstanding	9,232	8,811

	Three Months Ended
	March 31,
	2005	2004
Segment data:
Net sales:
Friction products	$44,393	$35,488
Precision components	22,799	20,598
Performance racing	4,879	4,209

Total	$72,071	$60,295
Gross profit:
Friction products	$12,585	$9,587
Precision components	4,692	4,837
Performance racing	1,409	1,300

Total	$18,686	$15,724
Depreciation and amortization:
Friction products	$1,801	$1,789
Precision components	1,012	974
Performance racing	57	53

Total	$2,870	$2,816
Income from operations:
Friction products	$5,017	$3,924
Precision components	1,030	1,254
Performance racing	518	534

Total	$6,565	$5,712

Reconciliation of Financial Measures

This earnings release discloses income from operations, income from operations per diluted share and income from operations before restructuring and loan forgiveness costs for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most comparable GAAP measure is included below in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare the Company’s financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.

Three Months ended
March 31,
							Income from operations before
	Income from operations, as reported						restructuring and loan forgiveness
	(GAAP)		Restructuring costs		Loan forgiveness costs		costs
	2005	2004	2005	2004	2005	2004	2005	2004
Friction products	$5,017	$3,924	$731		$593	$389	$6,341	$4,313
Precision components	1,030	1,254			443	300	1,473	1,554
Performance racing	518	534			64	43	582	577

Total pre-tax	$6,565	$5,712	$731		$1,100	$732	$8,396	$6,444
After tax			$475		$715	$476
Per diluted share			$0.05		$0.08	$0.05
Operating margin	9.2%	9.5%					11.7%	10.6%

HAWK CORPORATION
CONSOLIDATED BALANCE SHEET (Unaudited)
(in thousands)

	March 31,	December 31,
	2005	2004
ASSETS:
Current assets:
Cash and cash equivalents	$6,184	$6,785
Accounts receivable	46,890	39,044
Inventories	45,648	41,550
Taxes receivable	373	373
Deferred tax asset	4,546	4,583
Other current assets	4,081	3,460
Shareholder notes		600
Assets of discontinued operations	5,482	4,499

Total current assets	113,204	100,894
Property, plant and equipment, net	71,109	70,028
Goodwill	32,495	32,495
Other intangible assets	8,986	9,170
Other assets	8,344	8,279

Total assets	$234,138	$220,866

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$31,571	$25,554
Other accrued expenses	18,979	18,277
Short-term debt	980	980
Current portion of long-term debt	544	639
Liabilities of discontinued operations	4,837	4,297

Total current liabilities	56,911	49,747
Long-term debt	116,208	111,402
Deferred income taxes	3,597	3,631
Other	11,059	11,059
Shareholders’ equity	46,363	45,027

Total liabilities and shareholders’ equity	$234,138	$220,866

Certain amounts have been reclassified in the prior period to conform to the 2005 presentation

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